July 16, 2012

Private and Confidential

Mr. Mark Wallace
21 Bruno Ridge Dr
Caledon, Ontario
L7E 0B8

Dear Mark:

I am very pleased to offer you the position of Chief of Staff – Office of the President and CEO with the Canadian Pacific Railway Company (the Company), located in Calgary. Reporting directly to me, you will be responsible for overseeing the efficient operations within my office and will play a key leadership role in helping deliver the Company’s objectives. The details of this offer are as follows:

Commencement Date

July 3, 2012.

Total Direct Compensation

In this role the expected value of your total direct compensation package (base salary, PIP and LTIP) will be $487,500 annually, and is comprised of:

Base Salary
Your annual base salary at the S43 level will be $250,000, paid bi-weekly.

Short Tern Incentive Plan
The Performance Incentive Plan (PIP) will provide you with the opportunity to earn an annual bonus currently at a target level of 30% of your base salary (or $75,000). This bonus is dependent on corporate performance (60% weighting) and individual performance (40% weighting). Both corporate and individual components have a maximum of 200% target (i.e., for a total of 50% of base salary). You will be eligible to participate in this plan effective with commencement of employment. You will be prorated for the 2012 plan year.

Long Term Incentive Plan
You will be eligible to participate in the Company’s Long Term Incentive Plan (LTIP). Subject to plan design as it may change over time and ongoing Board discretion, your target award level will be the expected value associated with the S43 level which is currently set at 65% of your annual salary (or $162,500), consisting of an allocation of 50% regular options and 50% performance share units (PSUs). Subject to Board approval, annual grants typically occur in April of each year.

Automobile Plan

The Automobile Plan allows you to select an automobile up to a value of $44,400 (excluding provincial sales tax, goods and services tax, transportation, and license costs). The plan also allows you to exceed this limit but at your own expense.

The Company will obtain a vehicle and make it available for unrestricted use by yourself and immediate family members who reside with you (as well as occasional use by others). The Company will pay or will reimburse you for all maintenance and operating expenses, including parking at Gulf Canada Square, Calgary. The vehicle will be replaced after four (4) years or 100,000 kilometers, whichever comes first. Provision has been made to allow you to purchase the vehicle, if you so wish, when it becomes eligible for replacement or sooner if you leave the employ of the Company, according to the terms of the plan.

As a result of your participation in this plan, you will incur an annual taxable benefit relating to the use of the vehicle in accordance with current tax laws. However, given it is the Company’s objective to promote the use of more fuel efficient, environmentally friendly automobiles, the taxable benefit associated with this perk will be grossed up should you select a vehicle that meets the criteria for environmentally friendly vehicles as outlined in the Company’s Executive Automobile Policy.

Upon commencement of employment, please contact Doug Rasmussen at Pattison Leasing (403) 301-2407 to arrange for your vehicle. Please note that depending on the vehicle selected, it may take up to 6 months from order placement to receive your vehicle, and as a result, to begin taking advantage of this benefit.

Annual Vacation

As an experienced hire, you will be entitled to five weeks’ vacation. In this calendar year, your vacation entitlement will be prorated according to your start date. As part of CP’s Flexbenefits plan, you will also have the opportunity to purchase up to an additional 10 Personal Days Off (PDOs) per year, pro-rated according to your start date. For more information on PDOs, see Appendix II.

FLEXBenefits

You will be eligible to participate in CP’s FlexBenefits administered through Manulife, our benefits provider. An activation key will be forwarded to you with a link for accessing FlexBenefits on line. You will be given an expiry date by which time you must complete your enrolment. Please see Appendix II for a summary of benefits.

Executive Medical Program

You are entitled to an annual executive medical examination. The examination includes a number of tests, which will assist in determining your health status as well as recommending preventative and/or curative measures, thus optimizing your health. The medical information obtained during the examination remains strictly confidential.

Canadian Pacific Pension Plan

You will be enrolled in the Canadian Pacific Defined Contribution (DC) Pension Plan. CP’s competitive DC plan features employer and employee contributions which increase over time based on your combined age and years of service. An enrollment kit describing the DC plan will be provided to you in your “Getting Started” package, and detailed information will be accessible on CP’s intranet site, Rail City, after your start date.

In addition, you will be eligible to participate in the Canadian Pacific Railway Company Supplemental Retirement Plan (the Supplemental Plan), which is fully paid by the Company. Supplemental benefits include pension benefits in excess of the Canada Revenue Agency maximums for the DC pension plan. For your level, this plan provides an additional notional contribution of 6% of your base salary annually. A Supplemental Plan brochure describing this plan will be provided to you following your acceptance of this offer.

Employee Share Purchase Plan (ESPP)

You can own part of CP through the Employee Share Purchase Plan (ESPP).  CP shares may be purchased through payroll deduction and the Company will match a portion of every dollar you invest (subject to certain vesting and contribution conditions).  You can contribute between 1% and 10% of your eligible earnings to the Plan.  On the first 6% of your base salary, CP will contribute 33 cents for every dollar you invest. You may contribute an additional 4% of base salary which will not be eligible for CP contributions.

Relocation

You will be eligible for reimbursement of reasonable relocation expenses involved in moving from Toronto to Calgary, including all family effects (see Appendix IV).

As well, home search assistance will be provided, certain costs associated with home purchase such as legal costs and home inspection charges will be paid and the Company will reimburse you for real estate and legal fees associated with the selling and closing of your Toronto home.

During the interim period before you purchase or lease a home in Calgary, the Company will reimburse expenses for temporary accommodation up to a period of two months. Related expenses such as meals, laundry etc., may be reimbursed for a period of up to 2 weeks.

In the event that you resign from the Company within 2 years of commencing your employment, you will be required to reimburse the Company any prorated costs incurred for your relocation. Your signature indicating acceptance of this term is required on the Request For Relocation Form (Appendix III) attached to this letter.

Additional Information

“Welcome to CP” Presentation

You are invited to learn more about CP by accessing this e-learning presentation (ctrl + click here). Your pop-up blocker must be turned off to view the presentation.

You are also invited to access “RailCity”, CP’s Intranet site, where you can view information about our company, our policies and learn about our benefits. To view the “Welcome to CP” presentation on “RailCity”, click on the “Employee” tab and choose “New Employee”. If you have any difficulties accessing the site please contact our HR Service Centre at 1-866-319-3900 or hr-help@cpr.ca.

Accommodation of Special Needs

Should you require accommodation as a result of special needs such as physical, mental or learning disabilities or religious requirements, please contact me or Employee Relations at (403) 319-6447. The nature of such discussions will not be disclosed to others except for legitimate business purposes or to enable the accommodation. For a copy of CP's Workplace Accommodation policy, please contact the HR Service Centre at 1(866)319-3900 or in Calgary at (403)319-3900.

Terms and Conditions of Employment

As a condition of employment, you will be required to read CP’s Code of Business Ethics and electronically sign an acknowledgement that you have read and agree to adhere to the Code of Business Ethics. You will be provided with mandatory on-line training on CP’s Code of Ethics after the commencement of your employment with the Company. In addition, your photograph will be posted in our Talent Management database for the purpose of supporting the employee development and succession planning processes.

As evidenced by this offer, we have positive expectations for your success in your new position. However, in keeping with standard industry practice as well as Company policy, your employment will start with a six-month probationary period. During this time, your suitability and performance will be monitored to ensure that you are able to meet the performance expectations of this position. If your job performance fails to meet expectations during this period, the Company may terminate your employment without further notice or pay in lieu of notice.

Security Clearance

In accordance with Company Policy, all new hires are required to pass a security clearance. This offer of employment is conditional upon the results.

If you have any questions regarding your benefits and other entitlements related to this offer of employment, please call Kathie Brown, Assistant Vice President Total Compensation, at (403) 319-6455.

This offer of employment is submitted to you for acceptance, and is valid through July 16th, 2012. Please sign and return the enclosed copy of this letter and the completed CP New Hire Information form on or before that date to:

Kathie Brown
AVP Total Compensation
600 - 401 9th Avenue SW
Calgary AB T2P 4Z4

Mark, you are joining a dynamic company with a proud history and exciting future. CP runs on ideas, creativity and hard work. You will be part of a dynamic team focused on continuous improvement, safety and integrity. Our employees prove this every day. Together, we are Driving the Digital Railway.

I look forward to your creative input, fresh perspective and positive contribution.

I am confident that your skills will complement our team and that your career with CP will be challenging and rewarding. We hope that you decide to join us!

Sincerely,

/s/ E.H. Harrison

E. Hunter Harrison
President and CEO

Att.
Name: Mark Wallace

Accepted: /s/ Mark Wallace
(signature)
Date: July 17, 2012
Contact Telephone # 403-608-3084
Confirmation of Start Date: 12/07/03
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